Exhibit 99.1

FOR FURTHER INFORMATION AT THE COMPANY:

Julia Gouw	Steven Canup
Chief Financial Officer	Investor Relations
(626) 583-3512	(626) 583-3775

FOR IMMEDIATE RELEASE

January 22, 2004

EAST WEST BANCORP REPORTS RECORD EARNINGS FOR 4TH QUARTER
AND FULL YEAR 2003

EPS of $0.65 for the Quarter and $2.38 for the Full Year

25% EPS Growth for Quarter Driven by Loan Growth, Higher Margin and
Continued Efficiencies

San Marino, CA – January 22, 2004 – East West Bancorp, Inc. (Nasdaq: EWBC), parent company of East West Bank, one of the nation’s premier community banks and a leading institution focused on the Chinese-American and other niche markets, today reported its seventh consecutive year of record earnings.  Earnings per share for the fourth quarter increased 25% to $0.65, while EPS for the full year grew by 18% to a record $2.38.  Strong loan growth, higher net interest margins, continued efficiencies and solid asset quality generated the earnings growth for both the quarter and full year.

Highlights include:

•                                          Gross loans increased by 40% for the year to a record $3.3 billion;

•                                          Total core deposits equaled $1.8 billion, a 28% increase;

•                                          Fourth quarter net interest margin of 4.34%;

•                                          Total cost of deposits for the quarter of 0.84%;

•                                          Efficiency ratio of 38.94%;

•                                          Total non-performing assets of only 0.16% of total assets;

•                                          Annualized net charge-offs of 0.02% for the quarter and 0.06% for the year.

- more -

Financial Summary

Fourth quarter net income totaled $16.4 million, a record for any quarter in the Bank’s history and 30% higher than a year ago.  Net income for the full year equaled a record $59.0 million, 19% above the comparable 2002 figure. Return on average assets for the fourth quarter totaled 1.67%, while the return on average equity for the quarter equaled 18.77%. The effective tax rate for the fourth quarter of 2003 was 33.2%, compared to 29.5% for the prior year period.

“In 2003 East West generated our seventh consecutive year of record earnings for shareholders and delivered core EPS growth of over 20%”, stated Dominic Ng, Chairman, President and CEO.  “We are especially pleased with the performance in light of the current economic and interest rate environment. At the same time we continued to report strong asset quality and minimal levels of loan losses and solid capital ratios. Especially encouraging is the momentum we bring to 2004 through the fourth quarter where we achieved milestones in our core net interest margin, return on assets and growth in loans and earnings.  We continue to believe that our consistently strong financial performance results from a carefully crafted roadmap for success that allows us to capitalize on our positions in high growth niche markets and generate core earnings growth throughout changing and challenging economic conditions.  Adhering to this operating strategy not only differentiates East West from its competitors, but also has built one of the strongest and most respected full service commercial banking franchises in the state.”

Management Guidance

Mr. Ng provided guidance on the Bank’s outlook for 2004, “We have set an initial 2004 EPS estimate range of $2.74 to $2.78, representing an annualized growth rate of 16% to 17%.  We believe that this goal carefully balances our long term growth objectives with a commitment to prudent loan underwriting, efficient utilization of our operating platform and the realities of the current market environment.  These estimates are based on projected loan growth of 18% to 20%, deposit growth of approximately 15%, a stable interest rate environment and efficiency ratio, and an effective tax rate of between 35% and 36%.”

Balance Sheet Summary

At December 31, 2003, total assets equaled a record $4.1 billion, 22% above assets at December 31, 2002.  The growth in assets was generated entirely by growth in gross loans, offset by reductions in investment securities and cash and equivalents.  Gross loans at year-end 2003 equaled $3.3 billion, an increase of 40% for the year and a record number for the Bank. All categories of loans contributed to the growth in the loan portfolio, with commercial real estate, multifamily and commercial business making the most significant contributions.  Organic loan growth, which excludes the impact of the acquisition of Pacific Business Bank in early 2003, totaled 35% for the year.  Management attributed the strong growth in the loan portfolio primarily to continued positive fundamentals in local commercial and multifamily real estate markets, the attractiveness of a number of selected loan programs, and an increased origination volume from our branch network.  Management’s initial estimated net growth in loans for 2004 is approximately 18% to 20%, reflecting the core rate of growth in the Bank’s lending markets, the addition of new client relationships and the utilization of additional lending programs and products.

Average earning assets for the fourth quarter equaled $3.7 billion, 20% higher than for the fourth quarter of 2002. A 36% increase in average loans to $3.1 billion, offset by an 8% decrease in average investment securities, accounted for the growth in average earning assets. The yield on average earning assets for the quarter equaled 5.25%, compared to 5.35% a year ago, primarily due to lower market interest rates on both loans and investments.

Total deposits as of December 31, 2003 equaled $3.3 billion, a 13% increase over the year ago level. Core deposits at the end of 2003 totaled $1.8 billion, 28% greater than the year prior.  Demand and money market accounts made the largest contribution to overall deposit growth for the year, with smaller contributions coming from savings and checking accounts. Average deposits for the fourth quarter totaled $3.2 billion, 13% above the figure for the prior year period, while average core deposits equaled $1.7 billion, 33% greater than a year ago.  Management attributes the growth in core deposits to expansion in the number and size of commercial relationships, as well as programs in the retail branches targeted to smaller businesses and retail customers.  The average cost of deposits for the fourth quarter fell to 0.84% from 1.46% for the fourth quarter of 2002.  Assuming stable interest rates, management believes that the cost for all deposit categories has reached a natural floor and that the cost of deposits within each category for 2004 should remain approximately equal to that for the fourth quarter of 2003.  East West has initiated a retail time deposit program that could increase time deposits as a percentage of overall deposits and result in a slight increase in the cost of deposits for 2004, again assuming a flat interest rate environment.

Operating Results

Net interest income for the fourth quarter climbed 36% to a record $39.8 million, due primarily to the significant growth in the loan portfolio, the higher percentage of loans to earning assets and slower rate of decrease in the yield on earning assets compared to the cost of funds. As a result, the net interest margin for the quarter equaled 4.34%, compared to 3.83% a year ago.  Management anticipates a net interest margin for 2004, assuming stable interest rates, of 4.30% to 4.45%, primarily as a result of growth in earning assets.

East West provided $2.3 million for loan losses during the fourth quarter, compared to $2.6 million in the year ago quarter.  The provision reflects the rate of loan growth, as well as the recent trends in the level of non-performing assets and loan losses and management’s overall assessment of the risk inherent in the loan portfolio. Management anticipates total provisions for 2004 of approximately $12 million, reflecting the anticipated rate of growth in the loan portfolio and resulting in an allowance for losses of approximately 1.20% to 1.25%.

Non-interest income for the fourth quarter totaled $8.1 million, 8% higher than the year ago level.  Core non-interest income for the quarter, which excludes non-recurring gains on sales of loans, securities and other assets, totaled $7.5 million, an increase of 20% over the prior year period.  Higher branch fees related to the growth in deposits, as well as increased letters of credit income from trade finance and affordable housing credit enhancements, and gains in income from secondary marketing activities related to mortgage loan sales, accounted for the growth in core noninterest income.  Management anticipates stable non-interest income for 2004, based on a decrease in the level of secondary marketing income as a result of more normalized residential mortgage activities, offset by growth in loan and deposit fees, and increased trade finance and credit enhancement activities.

East West reported total non-interest expense for the fourth quarter of $21.1 million, 29% above a year ago. Cash operating expenses, which exclude the amortization of positive intangibles and investments in affordable housing partnerships, totaled $18.7 million for the quarter, a 28% increase over the prior year period.  Higher compensation, occupancy and other operating expense accounted for the increase and can be attributed to overall deposit and loan growth.  During 2003, East West hired relationship and operational personnel to enhance and support the growth in both loans and deposits, with a significant portion of the new hires occurring in the last quarter of the year.  The additional staffing, along with general growth of the Bank, should result in a 17% to 19% growth in the dollar amount of core non-interest expense for 2004.  East West generated a 38.94% efficiency ratio for the fourth quarter of 2003, compared to 39.67% a year ago.  Management believes that the Bank has made the required investments in its operating platform and that the efficiency ratio for 2004 will remain in the 38% to 40% range.

The effective tax rate for the fourth quarter equaled 33.2%, compared to 29.5% a year ago. The higher rate resulted from the elimination of the tax benefit from the Bank’s Registered Investment Company subsidiary in late 2002, offset by additional tax credits from new investments made in affordable housing partnerships. East West did not realize any tax benefit from the eliminated RIC or any similar entity during 2003.  Management anticipates an effective tax rate for 2004 of approximately 35% to 36%.

Asset Quality

Non-performing assets remained at the lower end of the anticipated range during the fourth quarter. Total non-performing assets as of December 31, 2003 equaled $6.6 million, or 0.16% of total assets, compared to $12.2 million, or 0.37% of total assets, at year end 2002. The significant reduction in non-performing assets resulted primarily from the resolution of a number of commercial real estate and multifamily loans during the year, as well as the reduction in restructured loans.  Non-accrual loans at year end totaled $5.3 million, or 0.16% of total loans, compared to $8.9 million, or 0.38% of total loans a year ago.  Net charge-offs for the quarter totaled $142,000, or an annualized 0.02% of average loans, compared to $1.5 million, or 0.26% for the fourth quarter of 2002.  For the full year 2003 net charge-offs totaled $1.5 million, or 0.06% of average loans, compared to $2.5 million, or 0.11% for 2002.  Management believes that the overall level of asset quality remains sound and that non-performing assets should continue to be below 0.50% of total assets and that net charge-offs should remain below an annualized 0.35% in 2004.  The allowance for loan losses at year end 2003 equaled $39.2 million, or 1.20% of total loans and 739% of non-accrual loans, compared to $35.3 million, or 1.50% of total loans at the end of 2002.

Capitalization

East West continues to be well capitalized under all regulatory guidelines, with a Tier I risk-based capital ratio of 9.66%, a total risk-based capital ratio of 10.87% and a Tier I leverage ratio of 9.13%.   Total stockholders’ equity as of December 31, 2003 equaled $362.0 million, representing a book value per share of $14.82.  During the fourth quarter, East West issued $10 million in Trust Preferred Securities through a pooled trust preferred offering. East West did not repurchase any shares under its existing share repurchase programs during the quarter.

About East West

East West Bancorp is a publicly owned company, with $4.1 billion in assets, whose stock is traded on the Nasdaq National Market under the symbol “EWBC”. The company’s wholly owned subsidiary, East West Bank, is the fourth largest independent commercial bank headquartered in Los Angeles. East West Bank serves the community with 40 locations throughout Los Angeles, Orange, San Francisco, Alameda, Santa Clara, and San Mateo counties and a Beijing Representative Office in China. It is also one of the largest financial institutions in the nation focusing on the Chinese-American community.  For more information on East West Bancorp, visit the company’s website at www.eastwestbank.com.

Forward-Looking Statements

This release may contain forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and accordingly, the cautionary statements contained in East West Bancorp’s Annual Report on Form 10-K for the year ended Dec. 31, 2002 (See Item I — Business, and Item 7 — Management’s Discussion and Analysis of Consolidated Financial Condition and Results of Operations), and other filings with the Securities and Exchange Commission are incorporated herein by reference. These factors include, but are not limited to: the effect of interest rate and currency exchange fluctuations; competition in the financial services market for both deposits and loans; EWBC’s ability to efficiently incorporate acquisitions into its operations; the ability of EWBC and its subsidiaries to increase its customer base; the effect of regulatory and legislative action, including recently enacted California tax legislation and an announcement by the state’s Franchise Tax Board regarding the taxation of Registered Investment Companies; and regional and general economic conditions.  Actual results and performance in future periods may be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release. East West expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in the Bank’s expectations of results or any change in events.

EAST WEST BANK

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(In thousands, except per share amounts)

	December 31, 2003	December 31, 2002	% Change
Assets
Cash and cash equivalents	$141,589	$295,272	(52)
Investment securities	445,736	531,607	(16)
Loans (net of allowance for loan losses of $39,246 and $35,292)	3,234,133	2,313,199	40
Premiums on deposits acquired, net	7,565	7,500	1
Goodwill	28,710	19,030	51
Other assets	197,700	154,881	28
Total assets	$4,055,433	$3,321,489	22

Liabilities and Stockholders’ Equity
Deposits	$3,312,667	$2,926,352	13
Short-term borrowings	12,000	—	100
FHLB advances	281,300	34,000	727
Accrued expenses and other liabilities	53,589	36,170	48
Notes payable	2,192	2,100	4
Junior subordinated debt securities	31,702	20,750	53
Total liabilities	3,693,450	3,019,372	22
Stockholders’ equity	361,983	302,117	20
Total liabilities and stockholders’ equity	$4,055,433	$3,321,489	22
Book value per share	$14.82	$12.65	17
Number of shares at period end	24,429	23,882	2

Ending Balances

	December 31, 2003	December 31, 2002	% Change
Loans
Residential first mortgage	$146,686	$108,508	35
Real estate - multifamily	809,311	628,303	29
Real estate - commercial	1,558,594	983,481	58
Real estate - construction	179,544	176,221	2
Commercial	311,133	246,798	26
Trade finance	120,809	89,573	35
Consumer	147,150	112,924	30
Total gross loans	$3,273,227	$2,345,808	40
Unearned fees, premiums and discounts	152	2,683	(94)
Allowance for loan losses	(39,246)	(35,292)	11
Net loans	$3,234,133	$2,313,199	40

Deposits
Noninterest-bearing demand	$922,946	$741,891	24
Interest-bearing checking	276,390	230,769	20
Money market	289,217	167,148	73
Savings	301,154	256,995	17
Total core deposits	1,789,707	1,396,803	28
Time deposits	1,522,960	1,529,549	(0)
Total deposits	$3,312,667	$2,926,352	13

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(In thousands, except per share amounts)

	For the three months ended December 31,
	2003	2002	% Change

Interest and dividend income	$48,191	$40,881	18
Interest expense	(8,381)	(11,585)	(28)
Net interest income	39,810	29,296	36
Provision for loan losses	(2,300)	(2,550)	(10)
Net interest income after provision for loan losses	37,510	26,746	40
Noninterest income	8,124	7,499	8
Noninterest expense	(21,084)	(16,317)	29
Income before taxes	24,550	17,928	37
Income taxes	(8,143)	(5,293)	54
Net income	$16,407	$12,635	30
Net income per share, basic	$0.68	$0.53	28
Net income per share, diluted	$0.65	$0.52	25
Shares used to compute per share net income:
- Basic	24,296	23,802	2
- Diluted	25,093	24,436	3

	For the year ended December 31,
	2003	2002	% Change

Interest and dividend income	$178,543	$167,288	7
Interest expense	(35,232)	(48,979)	(28)
Net interest income	143,311	118,309	21
Provision for loan losses	(8,800)	(10,200)	(14)
Net interest income after provision for loan losses	134,511	108,109	24
Noninterest income	32,779	24,387	34
Noninterest expense	(77,630)	(63,680)	22
Income before taxes	89,660	68,816	30
Income taxes	(30,668)	(20,115)	52
Net income before cumulative effect of change in accounting principle	58,992	48,701	21
Cumulative effect of change in accounting principle	—	788	(100)
Net income	$58,992	$49,489	19
Net income per share, basic	$2.45	$2.10	17
Net income per share, diluted	$2.38	$2.01	18
Shares used to compute per share net income:
- Basic	24,056	23,596	2
- Diluted	24,743	24,630	0

SELECTED FINANCIAL INFORMATION

(unaudited)

(Dollars in thousands)

Average Balances

	For the three months ended December 31,
	2003	2002	% Change
Loans
Residential first mortgage	$196,334	$135,711	45
Real estate - multifamily	769,202	585,216	31
Real estate - commercial	1,432,746	968,695	48
Real estate - construction	178,248	183,409	(3)
Commercial	298,681	240,100	24
Trade finance	120,774	82,027	47
Consumer	135,282	105,006	29
Total loans	3,131,267	2,300,164	36
Investment securities	449,670	486,940	(8)
Earning assets	3,670,280	3,056,119	20
Total assets	3,918,881	3,255,393	20

Deposits
Noninterest-bearing demand	851,301	641,230	33
Interest-bearing checking	288,389	226,313	27
Money market	272,094	176,574	54
Savings	310,075	253,054	23
Total core deposits	1,721,859	1,297,171	33
Time deposits	1,477,807	1,539,234	(4)
Total deposits	3,199,666	2,836,405	13
Interest-bearing liabilities	2,660,143	2,280,616	17
Stockholders’ equity	349,685	292,302	20

	For the year ended December 31,
	2003	2002	% Change
Loans
Residential first mortgage	$156,217	$268,553	(42)
Real estate - multifamily	709,220	497,559	43
Real estate - commercial	1,200,946	948,004	27
Real estate - construction	177,006	167,029	6
Commercial	276,204	252,650	9
Trade finance	111,439	84,792	31
Consumer	123,588	91,322	35
Total loans	2,754,620	2,309,909	19
Investment securities	457,234	379,668	20
Earning assets	3,362,864	2,855,426	18
Total assets	3,600,465	3,034,066	19

Deposits
Noninterest-bearing demand	796,800	546,332	46
Interest-bearing checking	267,981	212,281	26
Money market	224,951	163,789	37
Savings	290,251	241,894	20
Total core deposits	1,579,983	1,164,296	36
Time deposits	1,476,099	1,453,295	2
Total deposits	3,056,082	2,617,591	17
Interest-bearing liabilities	2,430,309	2,182,442	11
Stockholders’ equity	325,645	270,626	20

SELECTED FINANCIAL INFORMATION

(unaudited)

(Dollars in thousands)

	For the Three months ended December 31,			For the Year ended December 31,
	2003	2002	% Change	2003	2002	% Change
Selected Ratios
For The Period
Return on average assets	1.67%	1.55%	8	1.64%	1.63%	1
Return on average equity	18.77%	17.29%	9	18.12%	18.29%	(1)
Interest rate spread	3.99%	3.32%	20	3.86%	3.62%	7
Net interest margin	4.34%	3.83%	13	4.26%	4.14%	3
Yield on earning assets	5.25%	5.35%	(2)	5.31%	5.86%	(9)
Cost of deposits	0.84%	1.46%	(42)	0.98%	1.66%	(41)
Cost of funds	0.95%	1.59%	(40)	1.09%	1.79%	(39)
Noninterest expense/ average assets (1)	1.91%	1.79%	7	1.92%	1.88%	2
Efficiency ratio (1)	38.94%	39.67%	(2)	39.16%	40.07%	(2)
Net chargeoffs to average loans (annualized)	0.02%	0.26%	(92)	0.06%	0.11%	(45)

Period End
Tier 1 risk-based capital ratio				9.66%	10.61%	(9)
Total risk-based capital ratio				10.87%	11.86%	(8)
Tier 1 leverage ratio				9.13%	8.99%	2
Nonperforming assets to total assets				0.16%	0.37%	(57)
Nonaccrual loans to total loans				0.16%	0.38%	(58)
Allowance for loan losses to total loans				1.20%	1.50%	(20)
Allowance for loan losses to nonaccrual loans				738.96%	398.55%	85

	For the Three months ended December 31,			For the Year ended December 31,
	2003	2002	% Change	2003	2002	% Change
Noninterest income:
Loan fees	$789	$944	(16)	$4,176	$3,254	28
Branch fees	1,824	1,578	16	7,232	6,186	17
Letters of credit fees and commissions	2,002	1,532	31	7,123	5,641	26
Gain on sale of loans	47	1,216	(96)	401	1,515	(74)
Gain on securities	566	—	100	1,951	13	14,908
Income from secondary market activities	1,365	653	109	5,657	2,359	140
Other	1,531	1,576	(3)	6,239	5,419	15
Total	$8,124	$7,499	8	$32,779	$24,387	34

Noninterest expense:
Compensation and other employee benefits	$8,265	$6,287	31	$31,844	$25,332	26
Net occupancy of premises	2,845	2,206	29	10,314	9,401	10
Deposit insurance premiums and regulatory assessments	172	165	4	722	621	16
Data processing	547	408	34	1,868	1,711	9
Amortization of positive intangibles	519	444	17	1,989	1,806	10
OREO operations	—	(7)	(100)	—	3	(100)
Amortization of investments in affordable housing partnerships	1,901	1,277	49	6,677	4,698	42
Other	6,835	5,537	23	24,216	20,108	20
Total	$21,084	$16,317	29	$77,630	$63,680	22

(1) Excludes the amortization of intangibles and investments in affordable housing partnerships